Exhibit 10.1

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: NE-11- 14
)
)
BROOKLYN FEDERAL	)
SAVINGS BANK	)	Effective Date: March 31, 2011
)
Brooklyn, New York	)
OTS Docket No. 03198)

ORDER TO CEASE AND DESIST

WHEREAS, BROOKLYN FEDERAL SAVINGS BANK, Brooklyn, New York, OTS Docket No. 03198 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Northeast Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

Brooklyn Federal Savings Bank
Order to Cease and Desist

Cease and Desist.

1.           The Association, its institution-affiliated parties,1 and its successors and assigns, shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting the unsafe or unsound banking practices that resulted in:

(a) operating the Association with an inadequate level of capital protection for the volume, type and quality of assets held by the Association;

(b) operating the Association with inadequate earnings to fund growth, support dividend payments and augment capital;

(c) operating the Association without an adequate business plan;

(d) creating concentrations of credit without adequate and effective risk management;

(e) operating the Association without an adequate level of experienced and qualified loan underwriting and/or credit administration staff; and

(f) operating the Association with an excessive level of problem assets.

Capital.

2.           By April 30, 2011, the Association shall have and maintain a Tier 1 (Core) Capital Ratio equal to or greater than ten percent (10%) and a Total Risk-Based Capital Ratio equal to or greater than fifteen percent (15%)2 after the funding of an adequate Allowance for Loan and Lease Losses (ALLL).

3.           By April 30, 2011, the Association shall submit a written plan for the time period of April 1, 2011 to September 30, 2013 to maintain the Association’s capital at the levels prescribed in Paragraph 2 (Capital Plan) that is acceptable to the Regional Director.  At a minimum, the Capital Plan shall:

___________________________
1 The term “institution-affiliated party” is defined at 12 U.S.C. § 1813(u).
2 The requirement in Paragraph 2 to have and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b)(1)(iv).

Brooklyn Federal Savings Bank
Order to Cease and Desist

(a)           identify the specific sources of additional capital and the timeframes and methods by which additional capital will be raised, including specific target dates and corresponding capital levels;

(b)           detail the Association’s capital preservation and enhancement strategies with specific narrative goals;

(c)           address the requirements and restrictions imposed by this Order relating to capital;

(d)           include detailed quarterly financial projections, including Tier 1 (Core) and Total Risk-Based Capital Ratios, for the period beginning April 1, 2011 and ending September 30, 2013;

(e)           address the Association’s level of classified assets, ALLL, earnings, asset concentrations, liquidity needs, and trends in the foregoing areas; and

(f)           address current and projected trends in real estate market conditions.

4.           Upon receipt of written notification from the Regional Director that the Capital Plan is acceptable, the Association shall implement and adhere to the Capital Plan.  A copy of the Capital Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.

5.           Within sixty (60) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Board shall review the Association’s compliance with the Capital Plan.  At a minimum, the Board’s review shall include:

(a)           a comparison of actual operating results to projected results;

Brooklyn Federal Savings Bank
Order to Cease and Desist

(b)           detailed explanations of any material deviations;3 and

(c)           a discussion of specific corrective actions or measures that have been or will be implemented to address each material deviation.

6.           Within fifteen (15) days after: (a) the Association fails to meet the capital requirements prescribed in Paragraph 2; (b) the Association fails to comply with the Capital Plan prescribed in Paragraph 3; or (c) any written request from the Regional Director, the Association shall submit a written Contingency Plan that is acceptable to the Regional Director.

7.           The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of the date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with, or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary dissolution by filing an appropriate application with the OTS in conformity with applicable laws, regulations and regulatory guidance.

8.           Upon receipt of written notification from the Regional Director, the Association shall implement and adhere to the Contingency Plan immediately.  The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each month following implementation of the Contingency Plan.

_____________________
3 A deviation shall be considered material under this Paragraph of the Order when the Association determines that it needs to adjust its identified sources of additional capital, timeframes, methods, or target dates by which it will raise capital.

Brooklyn Federal Savings Bank
Order to Cease and Desist

Business Plan.

9.           Within ninety (90) days, the Association shall submit an updated comprehensive business plan for the time period of April 1, 2011 to March 31, 2012 (Business Plan).  At a minimum, the Business Plan shall conform to applicable laws, regulations and regulatory guidance and include:

(a)           plans to improve the Association’s core earnings, reduce expenses, maintain appropriate levels of liquidity, and achieve profitability on a consistent basis throughout the term of the Business Plan;

(b)           strategies for ensuring that the Association has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Association’s risk profile, maintain compliance with applicable regulatory capital requirements, and comply with this Order;

(c)           quarterly pro forma financial projections (balance sheet, regulatory capital ratios, and income statement) for each quarter covered by the Business Plan that are presented in a format consistent with the Thrift Financial Report (TFR); and

(d)           identification of all relevant assumptions made in formulating the Business Plan and a requirement that documentation supporting such assumptions be retained by the Association.

10.           Upon receipt of written notification from the Regional Director that the Business Plan is acceptable, the Association shall implement and adhere to the Business Plan.  A copy of the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

Brooklyn Federal Savings Bank
Order to Cease and Desist

11.           Any material modifications4 to the Business Plan must receive the prior written non-objection of the Regional Director.  The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

12.           Within sixty (60) days after the end of each quarter, after implementation of the Business Plan, the Board shall review quarterly variance reports on the Association’s compliance with the Business Plan (Business Plan Variance Reports).  The Business Plan Variance Reports shall:

(a)           identify variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;

(b)           contain an analysis and explanation of identified variances; and

(c)           discuss the specific measures taken or to be taken to address identified variances.

13.           A copy of the Business Plan Variance Reports and Board meeting minutes shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

Liquidity Management.

14.           Within thirty (30) days, the Association shall revise its liquidity and funds management policy (Liquidity Management Policy).  The Liquidity Management Policy shall comply with all applicable laws, regulations and regulatory guidance.

15.           The Liquidity Management Policy shall include a Contingency Funding Plan, which shall, at a minimum, include:

________________________
4A modification shall be considered material under this Section of the Order if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

Brooklyn Federal Savings Bank
Order to Cease and Desist

(a)           alternative funding sources for meeting extraordinary demands or to provide liquidity in the event the sources identified are insufficient.  Such alternative funding sources must consider, at a minimum, the selling of assets, obtaining secured lines of credit, recovering charged-off assets, injecting additional equity capital, and the priority of their implementation;

(b)           appropriate lines of credit at correspondent banks, including the Federal Reserve Bank, that would allow the Association to borrow funds to meet depositor demands if the Association’s other provisions for liquidity prove to be inadequate; and

(c)           retention of investment securities and other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Association’s total assets) to ensure the maintenance of the Association’s liquidity position at a level consistent with short-and-long-term liquidity objectives.

16.           Beginning on April 30, 2011, the Association shall submit to the Regional Director a monthly written assessment of its current liquidity position (Liquidity Report).  The Liquidity Report shall include an assessment of the Association’s compliance with its Liquidity Management Policy and Contingency Funding Plan.  At a minimum, the Liquidity Report shall include:

(a)           cash on hand;

(b)   a maturity schedule of certificates of deposit, including, but not limited to, large uninsured deposits and brokered deposits;

(c)           the volatility of demand deposits, including escrow deposits;

(d)   a schedule of all funding obligations, including unfunded loan commitments, outstanding lines of credit and outstanding letters of credit; and

Brooklyn Federal Savings Bank
Order to Cease and Desist

(e)    a listing of funding sources, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable.

17.           Within fifteen (15) days of receipt of communication from a Federal Home Loan Bank, Federal Reserve Bank, correspondent bank, or government agency with collateralized public unit deposits regarding changes in the Association’s borrowing and/or collateral requirements, the Association shall notify the Regional Director of such communication.

18.           The Board’s review of the Liquidity Management Policy and Contingency Funding Plan shall be documented in the Board meeting minutes.  A copy of the Liquidity Management Policy and Contingency Funding Plan shall be provided to the Regional Director within ten (10) days of adoption by the Board.

Concentrations of Credit.

19.           Within thirty (30) days, the Association shall update its written program for identifying, monitoring, and controlling risks associated with concentrations of credit (Credit Concentration Program).  The Credit Concentration Program shall comply with all applicable laws, regulations and regulatory guidance and shall contain a written action plan, including specific time frames, for bringing the Association into compliance with its concentration of credit limits.

20.           Within forty-five (45) days, the Association shall submit its updated Credit Concentration Program to the Regional Director for review and comment.  Upon receipt of written notification from the Regional Director that the updated Credit Concentration Program is acceptable, the Association shall implement and adhere to the updated Credit Concentration Program.  The Board’s review of the updated Credit Concentration Program shall be documented in the Board meeting minutes.

Brooklyn Federal Savings Bank
Order to Cease and Desist

21.           Within sixty (60) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall continue to review the appropriateness of the Association’s concentration limits given current conditions and the Association’s compliance with its updated Credit Concentration Program including the written action plan to bring the Association into compliance with its concentration of credit limits.  The Board’s review of the Association’s updated Credit Concentration Program shall be documented in the Board meeting minutes.

Department Resource Enhancement.

22.           By no later than March 31, 2011, the Association shall develop and submit a plan, acceptable to the Regional Director, for enhancement of staffing resources in the loan underwriting/credit administration functions at the Association (Loan Underwriting/Credit Administration Plan) based on the conclusions and recommendations contained in the loan underwriting/credit administration review dated December 17, 2010 performed by the independent consultant hired by the Association (Loan Underwriting/Credit Administration Review).  Immediately following receipt of written notice of non-objection to the Loan Underwriting/Credit Administration Plan (with such revisions as may be required by the Regional Director), the Association shall implement the Loan Underwriting/Credit Administration Plan.  A copy of the Board Resolution approving the Loan Underwriting/Credit Administration Plan shall be provided to the Regional Director within fifteen (15) days of its adoption by the Board.

Problem Assets.

23.           Within thirty (30) days, the Association shall develop an updated, detailed, written plan with specific strategies, targets and timeframes to reduce5 the Association’s level of problem assets6 (Problem Asset Reduction Plan).  The updated Problem Asset Reduction Plan, at a minimum, shall include:

__________________________
5 For purposes of this Paragraph, “reduce” means to collect, sell, charge off, or improve the quality of an asset sufficient to warrant its removal from adverse criticism.
6 The term “problem assets” shall include all classified assets, assets designated special mention, and all nonperforming assets.

Brooklyn Federal Savings Bank
Order to Cease and Desist

(a) quarterly targets for the level of problem assets as a percentage of Tier 1 (Core) capital plus ALLL;

(b) a description of the methods for reducing the Association’s level of problem assets to the established targets; and

(c) all relevant assumptions and projections based on a best-case scenario, a worst-case scenario, and a most probable case scenario, and documentation supporting such assumptions and projections.

24.           Within thirty-five (35) days, the Association shall submit its updated Problem Asset Reduction Plan to the Regional Director for review and comment.  Upon receipt of written notification from the Regional Director that the updated Problem Asset Reduction Plan is acceptable, the Association shall implement and adhere to the updated Problem Asset Reduction Plan.  The Board’s review of the updated Problem Asset Reduction Plan shall be documented in the Board meeting minutes.  A copy of the updated Problem Asset Reduction Plan shall be provided to the Regional Director within fifteen (15) days of adoption by the Board.

25.           Within sixty (60) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Association shall submit a quarterly written asset status report (Quarterly Asset Report) to the Board.  The Board’s review of the Quarterly Asset Report shall be documented in the Board meeting minutes.  The Quarterly Asset Report shall include, at a minimum:

Brooklyn Federal Savings Bank
Order to Cease and Desist

(a)           a comparison of problem assets to Tier 1 (Core) capital plus ALLL and Total Risk-Based capital;

(b)           a comparison of problem assets at the current quarter end with the preceding quarter;

(c)           a breakdown of problem assets by risk factor (special mention, substandard, doubtful, and loss) and type (for example, residential, acquisition and development, construction, land loans, location and origination source);

(d)           an assessment of the Association’s compliance with the Problem Asset Reduction Plan; and

(e)           actions taken during the preceding quarter to reduce the Association’s level of problem assets.

26.           Within sixty (60) days after the end of each quarter, a copy of the Quarterly Asset Report shall be provided to the Regional Director.

Restrictions on Lending.

27.           Effective immediately, the Association shall not make, invest in, or purchase any new commercial real estate loans.

28.           Effective immediately, the Association shall not, except with the prior written non-objection of the Regional Director, refinance, extend, or otherwise modify, any loans to borrowers whose existing loans or lines are classified or listed as special mention, unless the Association has: (a) developed and implemented a workout plan for that borrower; and (b) strengthened its position through a reduction in the outstanding loan balance and/or obtained additional collateral.

Brooklyn Federal Savings Bank
Order to Cease and Desist

Management Plan.

29.           By no later than April 30, 2011, the Board shall conduct a review and analysis of the management study dated November 2010 that was performed by the independent third-party retained by the Association (Management Study) and shall prepare and submit to the Regional Director for non-objection, a written management plan (Management Plan) that addresses all conclusions and recommendations noted in the Management Study.  The Management Plan shall,  at a minimum:

(a)           require, by April 30, 2011, a plan with specific timeframes for the Association to add at least three new independent7 directors to its board of directors; and

(b)           require, by April 30, 2011, a plan for the Association to retain a new Chief Executive Officer who has demonstrated ability to manage an Association or Bank in a safe and sound manner and in compliance with applicable laws and regulations.

30.           Immediately following receipt from the Regional Director of written notice of non-objection to the Management Plan (with such revisions as may be required by the Regional Director), the Association shall implement and adhere to the Management Plan.

_____________________
7 For purposes of this Order, an individual who is “independent” with respect to the Association shall be any individual who: (a) is not employed in any capacity by the Association, its subsidiaries, or its affiliates, other than as a director; (b) does not own or control more than ten percent (10%) of the outstanding shares of the Association or its affiliates; (c) is not related by blood or marriage to any officer or director of the Association or its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Association or its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder; and (d) is not indebted, directly or indirectly, to the Association or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest, in an amount exceeding five percent (5%) of the Association’s total Tier 1 capital and allowance for loan and lease losses.

Brooklyn Federal Savings Bank
Order to Cease and Desist

Board Oversight of Compliance with Order.

31.            Effective immediately, the Board shall monitor and coordinate the Association’s compliance with the provisions of this Order.  The Board shall review and adopt all policies and procedures required by this Order prior to submission to the OTS.

32.           Within thirty (30) days after the end of each month, beginning with the month ending after the effective date of this Order, the Association shall prepare a written compliance progress report for the Board (Compliance Tracking Report).  The Compliance Tracking Report shall, at a minimum:

(a)           separately list each corrective action required by this Order;

(b)           identify the required or anticipated completion date for each corrective action; and

(c)           discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.

33.           Within sixty (60) days after the end of each month, beginning with the month ending after the effective date of this Order, the Board shall review the Compliance Tracking Report and all reports required to be prepared by this Order.  Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board.  A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within ten (10) days after the Board meeting.

34.           Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Order.

Brooklyn Federal Savings Bank
Order to Cease and Desist

Growth.

35.           Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.

Brokered Deposits.

36.           Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b).

Directorate and Management Changes.

37.           Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers8 set forth in 12 C.F.R. Part 563, Subpart H.

Golden Parachute and Indemnification Payments.

38.           Effective immediately, the Association shall not make any golden parachute payment9 or prohibited indemnification payment10 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

Employment Contracts and Compensation Arrangements.

39.           Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than sixty (60) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A.

______________________________
8 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
9 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
10The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

Brooklyn Federal Savings Bank
Order to Cease and Desist

40.           By April 30, 2011, the Board shall approve and submit to the Regional Director an acceptable plan (Compensation Plan) to revise the compensation and remuneration of the Directors and Senior Executive Officers of the Association pursuant to the requirements of 12 C.F.R. § 563.161.  Within fifteen (15) days of receipt of any comments from the Regional Director, the Association shall amend the Compensation Plan to incorporate the comments of the Regional Director and shall adopt and implement the Compensation Plan.

Dividends and Other Capital Distributions.

41.           Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance.  The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.

Transactions with Affiliates.

42.           Effective immediately, the Association shall not engage in any transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3).  The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

Brooklyn Federal Savings Bank
Order to Cease and Desist

Third Party Contracts.

43.           Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association11 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of forty-five (45) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.

Effective Date, Incorporation of Stipulation.

44.           This Order is effective on the Effective Date as shown on the first page.  The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

45.           This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.

________________________
11 A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.

Brooklyn Federal Savings Bank
Order to Cease and Desist

Time Calculations.

46.           Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

47.           The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension.  Any OTS extension shall be made in writing.

Submissions and Notices.

48.           All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

49.           Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)           To:           OTS
Michael E. Finn, Regional Director
Attn: Thomas Angstadt, Assistant Director
Office of Thrift Supervision
Harborside Financial Center Plaza Five
Suite 1600
Jersey City, New Jersey 07311

(b)           To:          Brooklyn Federal Savings Bank
Richard A. Kielty, President and Chief Executive Officer
81 Court Street
Brooklyn, New York 11201

No Violations Authorized.

50.           Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

Brooklyn Federal Savings Bank
Order to Cease and Desist

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:_/s/ Michael E. Finn
Michael E. Finn
Regional Director, Northeast Region

Date: See Effective Date on page 1

Brooklyn Federal Savings Bank
Order to Cease and Desist